EXHIBIT 2

IDENTITY OF MEMBERS OF THE GROUP FILING THIS SCHEDULE

Parthenon Investors, L.P.

Parthenon Investment Advisors, LLC

Parthenon Investment Partners, LLC

PCIP Investors

Parthenon Capital, LLC

J&R Investment Management Company, LLC

John C. Rutherford

Ernest K. Jacquet